Exhibit 10.10(b)

AMENDMENT TO

EMPLOYMENT AGREEMENT

THIS AMENDMENT TO EMPLOYMENT AGREEMENT (this “Amendment”) is made and entered into as of September 13, 2013, by and between Frontier Airlines, Inc., a Colorado corporation (the “Company”), and Daniel Shurz (the “Executive”). This Amendment shall become effective as a valid and binding contract as of the date first above written, provided that the operative provisions hereof shall not become effective until the Closing (as defined in that certain Stock Purchase Agreement dated as of even date herewith, by and between Republic Airways Holdings, Inc. and Frontier Airlines Group, Inc. (the “Stock Purchase Agreement.” the transactions contemplated by the Stock Purchase Agreement, the “Acquisition”, and the date of such Closing being hereinafter referred to as the “Effective Date”)). In the event that the Stock Purchase Agreement is terminated or the Acquisition contemplated by the Stock Purchase Agreement is abandoned, this Agreement shall be null and void ab initio and shall have no force and effect.

WHEREAS, the Company and the Executive are parties to that certain Employment Agreement between the Company and Executive, dated as of June 25, 2012 (the “Agreement”), which sets forth the terms of the Executive’s employment with the Company;

WHEREAS, the Company and the Executive desire to amend the Agreement, as set forth herein.

NOW, THEREFORE, in consideration of the promises and the mutual covenants and conditions herein, the Company and the Executive hereby agree as follows, effective as of immediately prior to the Effective Date.

1. The first two sentences of Section 4(b) of the Agreement are hereby deleted and replaced in their entirety with the following:

“(b) Occurrence of a Change of Control. In the event of the Executive’s termination of employment by the Company without Cause or by the Executive for Good Reason, in each case, that occurs within the twelve (12) month period commencing on the consummation of a Change of Control, the Company shall, subject to the Executive delivering to the Company a release within 30 days following the termination of this Agreement, substantially in the form attached hereto as Exhibit A (the “Release”), pay to the Executive in a lump sum an amount equal to two times the Executive’s Base Salary as then in effect such payment to be made on the first regular payroll date following the date the Release becomes effective and irrevocable.”

2. A new sentence shall be added to the end of Section 4(b) to read as follows:

“For the avoidance of doubt and notwithstanding anything herein to the contrary, in no event shall the consummation of the transactions (the “Transactions”) contemplated by the Stock Purchase Agreement entered into between Republic Airways Holdings, Inc. and Frontier Airlines Group, Inc. constitute a Change of Control. For further avoidance of doubt and notwithstanding anything herein to the contrary, in no event shall an initial public offering of the Company’s common stock or the common stock of any affiliate of the Company or any sales by shareholders in connection with such initial public offering constitute a Change of Control.”

3. Section 4(c) is hereby deleted and replaced in its entirety with the following:

“(c) Termination by the Executive for Good Reason. If the Executive terminates this Agreement for Good Reason prior the occurrence of a Change of Control as set forth in Section 4(b) hereof, subject to the Executive delivering to the Company a Release within 30 days following the termination of this Agreement, the Company shall pay to the Executive as severance compensation in a lump sum an amount equal to one times the Executive’s Base Salary as then in effect such payment to be made on the first regular payroll date following the date the Release becomes effective and irrevocable.”

4. The first sentence of Section 4(d)(i) of the Agreement is hereby deleted and replaced in its entirety with the following:

“(i) Medical Benefits. Upon termination of this Agreement for any reason by the Executive or the Company, the Executive, Executive’s spouse, and Executive’s dependents will continue to be eligible for coverage under the Company’s group health plan or any successor plan on the same basis as active executive employees of the Company, their spouses, and their dependents for one year following the termination date (upon a termination of this Agreement under Section 4(a) or Section 8(b)(i)) or two years following the termination date (upon a termination of this Agreement under Section 4(b), Section 8(b)(ii) or Section 8(b)(iii)).”

5. Section 4(d)(ii) of the Agreement is hereby deleted and replaced in its entirety with the following:

“(ii) Travel Privileges. Upon termination of this Agreement under Sections 4(a), (b) or (c), the Executive shall continue to receive travel privileges set forth in Section 3(c) for one year following the termination date (upon a termination of this Agreement under Section 4(a) or Section 8(b)(i)) or two years following the termination date (upon a termination of this Agreement under Section 4(b), Section 8(b)(ii) or Section 8(b)(iii)).”

6. Section 21 of the Agreement is hereby deleted in its entirety and replaced with the following:

“21. Equity Incentive. Executive shall be eligible to participate in the equity incentive plan developed for executives of the Company following the closing of the Transactions and be awarded stock options, restricted stock units, restricted stock and/or other equity awards consistent with such plan, in each case, as determined by the Board.”

7. Counterparts. This Amendment may be executed in one or more facsimile, electronic or original counterparts, each of which shall be deemed an original and both of which together shall constitute the same instrument.

8. Ratification. All terms and provisions of the Agreement not amended hereby, either expressly or by necessary implication, shall remain in full force and effect. From and after the date of this Amendment, all references to the term “Agreement” in this Amendment or the original Agreement shall include the terms contained in this Amendment.

[Signature Page Follows]

IN WITNESS WHEREOF, this Amendment to Employment Agreement has been duly executed by or on behalf of the parties hereto as of the date first above written.

EXECUTIVE		FRONTIER AIRLINES, INC.

/s/ Daniel Shurz		By:	/s/ David Siegel
Name:	Daniel Shurz		Name:	David Siegel
			Title:	Chief Executive Officer